FIFTH AMENDMENT TO ADMINISTRATIVE

SERVICES AGREEMENT

This FIFTH AMENDMENT is made as of September 30, 2016 by and between GREEN CENTURY FUNDS, a Massachusetts business trust (the “Trust”), and GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Trust and the Administrator are parties to that certain Administrative Services Agreement, as amended and restated April 7, 1995, and as further amended from time to time (the “Agreement”); and

WHEREAS, the Trust and the Administrator wish to amend the Agreement in order to provide that the Administrator will provide administrative services with respect to the Green Century MSCI International Index Fund (the “International Index Fund”) as well as to the Green Century Balanced Fund (the “Balanced Fund”) and the Green Century Equity Fund (the “Equity Fund”);

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and the Administrator do hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the Agreement.

SECTION 2. Amendment. Section 3 of the Agreement is hereby amended by deleting such Section 3 thereof in its entirety, and substituting therefore the following:

For the services to be rendered and the facilities to be provided, and the expenses of the Trust to be paid by the Administrator hereunder, the Trust shall pay to the Administrator an administrative fee from the assets of each Series computed and paid monthly at a rate such that immediately following such payment to the Administrator, the total operating expenses (including investment advisory and distribution fees and any amortization of organization expenses), on an annual basis, of the Balanced Fund, equal 1.48% of average net assets (and, with regard to any other Series, such percentage of the average daily net assets of such Series as is agreed to by the Trust and the Administrator and listed on Appendix A), except that in no case shall the total operating expenses of any Series exceed any applicable limitations under federal or state securities laws.

SECTION 2. Amendment. Appendix A of the Agreement is hereby amended by deleting such Appendix A thereof in its entirety, and substituting therefore the attached Appendix A.

SECTION 3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Agreement. The headings of the sections of this Amendment are inserted for convenience of reference only and shall not be deemed a part hereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Kristina Curtis
President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Kristina Curtis
Kristina Curtis
Treasurer

APPENDIX A

FUND NAME	ADMINISTRATION FEE
Equity Fund	a fee at a rate such that immediately following any payment to the Administrator, the total operating expenses of the Fund (including investment advisory and distribution fees and any amortization of organization expenses), on an annual basis, do not exceed 1.25% of the Fund’s average daily net assets.

International Index Fund	a fee at a rate such that immediately following any payment to the Administrator, the total operating expenses of the Fund (including investment advisory and distribution fees and any amortization of organization expenses), on an annual basis, do not exceed 1.28% of the Fund’s Individual Investor share class’ average daily net assets and do not exceed 0.98% of the Fund’s Institutional share classes’ average daily net assets.